 Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of June 25, 2009 (“Effective Date”), is made by and between KULICKE AND SOFFA INDUSTRIES, INC., a Pennsylvania corporation (the “Company”), and Christian Rheault (the “Executive”).

BACKGROUND

The Executive is an executive officer of the Company.  The board of directors of the Company (the “Board”) and the Executive have determined that it is in the best interests of the Company for the Executive to relocate from the Company’s headquarters in Fort Washington, Pennsylvania to the Company’s facility in Singapore, for a period of two years, subject to and on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Duties and Scope of Employment

(a)           Position; Effective Date; Duties.  During the Employment Term (as defined in Section 4), Executive shall continue to serve as Senior Vice President of the Company, reporting to the Chief Executive Officer.  For the first two (2) years of the Employment Term, Executive shall live and work in Singapore.  During the Employment Term Executive shall render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as shall reasonably be assigned to him by the Chief Executive Officer.

(b)           Obligations.  During the Employment Term, Executive shall devote his full business efforts and time to the Company.  Executive shall not, during the Employment Term, actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Management Development and Compensation Committee of the Board of  Directors of the Company (the "Committee"); provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization, or as a member of corporate boards of directors or committees thereof, without the approval of the Committee, unless such service involves a conflict of interest with the Company's business.

2.           At-Will Employment.  Executive and the Company understand and acknowledge that Executive's employment with the Company constitutes "at-will" employment.  Subject to the Company's obligation to provide severance benefits and relocation benefits as specified herein and on Annex A, Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.

3.           Compensation; Benefits; Expatriate Matters.

(a)           Base Salary.  During the Employment Term, the Company shall pay the Executive as compensation for his services a base salary at the annualized rate of Two Hundred Ninety-Two Thousand, Nine Hundred and Ninety Two United States Dollars (USD 292,992), subject to any reduction that is applicable to all senior vice presidents of the Company (such reduction is currently 15%) (the "Base Salary").  Such salary shall be paid periodically in accordance with normal Company payroll practices and subject to the usual, required withholding.  Executive's Base Salary shall be reviewed annually by the Committee for possible adjustments in light of Executive's performance, market conditions and competitive data.

(b)           Incentive Compensation.  During the Employment Term, Executive shall be eligible to earn target cash incentive compensation payments pursuant to the cash incentive compensation plan applicable to senior vice presidents of the Company as specified annually by the Committee.

(c)           Equity Incentive Compensation.  During the Employment Term, Executive shall be eligible to earn equity incentive awards pursuant to the equity incentive compensation plan(s) applicable to senior vice presidents of the Company, in amounts and on other terms consistent with awards made to other senior officers of the Company, as specified annually by the Committee.  Any such annual equity awards made during the Employment Term that have time-based (not performanced-based) vesting provisions will vest no later than the end of the Employment Term.  In addition, the Executive shall be eligible to receive additional equity incentive awards as may from time to time be determined by the Committee, in its sole discretion, with such vesting provisions and other terms and conditions as the Committee deems appropriate.

(d)           Employee Benefits; Expatriate Benefits.  During the Employment Term, Executive shall be eligible to participate in the employee benefit plans maintained by the Company that are applicable to other senior vice presidents of the Company to the fullest extent provided for under those plans.  Executive shall also be entitled to the expatriate benefits listed on Annex A hereto in connection with his assignment to Singapore.

4.           Term; Termination of Employment.  The term of this Agreement (the “Employment Term”) shall begin on the first day of Executive’s employment after relocation to Singapore and shall end on the second anniversary thereof, unless extended by the Company for up to an additional one (1) year.  Before the end of the second year of the Employment Term, the Company, in its sole discretion, may extend the term (one (1) time) by up to one (1) year by delivering notice to that effect to Executive.  The Company reserves the right at any time during Executive’s employment to terminate Executive’s employment with or without Cause (as defined below).  The Executive’s employment shall end upon the earliest to occur of (i) Executive’s death or a termination of Executive’s employment by the Company due to disability, (ii) a termination of Executive’s employment by the Company for Cause, (iii) a termination of Executive’s employment by the Company without Cause, (iv) a termination by the Executive of his employment with the Company for Good Reason (as defined below), or (v) a resignation by the Executive other than for Good Reason.

5.           Definitions in Connection with Termination of Employment.

(a)           “Cause” shall mean the Executive’s (i) intentional dishonesty or (ii) willful refusal to perform the duties of his office persisting at least 30 days after written notice specifying the respects in which such duties are not being performed.

(b)           “Good Reason” shall mean the expiration of the Employment Term or any of the following actions without the Executive’s consent, (i) any substantial diminution in the position or authority of the Executive which is inconsistent with the Executive’s then current position or authority, (ii) any reduction of the Executive’s Base Salary (other than a percentage reduction applicable to all other Executives) or exclusion of the Executive from compensation or benefit plans made available to other Executives in his salary grade, (iii) any requirement by the Company that the Executive relocate his primary office or location to any office or location from Singapore during the first two years of the Employment Term, in the absence of extraordinary circumstances that the Board of Directors of the Company determines in good faith require Executive’s return to the United States, (iv) failure of the Company to relocate Executive and his family from Singapore at the end of first two (2) years of the Employment Term (regardless of whether the Employment Term is extended pursuant to Section 4), (v) failure by any successor to the Company to expressly adopt this Agreement, and (vi) any failure of the Company to comply with and satisfy any of the material terms or conditions of this Agreement.

(c)           “Qualifying Termination” shall mean termination of Executive’s employment under Section 4(iii) or Section 4(iv) of this Agreement; provided that in the case of a termination pursuant to Section 4(iv), such termination occurs within 90 days after the Executive has knowledge of the existence of a Good Reason (as defined above) termination event.  Any such termination shall constitute a separation from service as defined under Treas. Reg. §1.409A-1(h).

6.           Qualifying Termination; Severance Benefits.  In the event of a Qualifying Termination:

(a)           Subject to the conditions set forth in this Section 6, the Company shall pay to the Executive an amount in cash equal to two (2) times the Executive’s annual base salary.  Annual Base Salary shall be calculated according to the annual Base Salary rate in effect on the date of termination of employment (“Termination Date”).  Such amount shall be paid in the form of salary continuation in equal installments over 24 months payable on such Executive’s regularly scheduled pay dates beginning within 60 days following such Termination Date.  In no event shall the Executive be permitted to determine the calendar year in which such payments begin.  If, however, the Company provides a release, substantially in the form attached as Exhibit A, no later than the 10th business day following the Executive’s Termination Date, the Executive shall be entitled to only one-quarter of such amount payable over six months unless the Executive executes such release within 21 days or 45 days, as provided therein, of the later of the date he receives the release or his Termination Date and does not revoke it within the required seven-day revocation period.  Notwithstanding the foregoing regarding the time of payment, if on the Executive’s Termination Date, stock of the Company (or any other entity considered a single employer with the Company under Treas. Reg. §1.409A-1(g) or any successor thereto) is publicly traded on an established securities market or otherwise, severance payments otherwise payable during the period beginning on the Termination Date and ending on the 12-month anniversary of the Termination Date shall be paid in a lump-sum on the first business day after the six-month anniversary of the Termination Date.  Remaining severance payments shall be paid in equal installments on such Executive’s regularly scheduled pay dates beginning with the first regularly scheduled pay date occurring after the six-month anniversary of the Termination Date and ending 18 months later.

(b)           Notwithstanding the foregoing, if the foregoing payment alone or together with any other payments and/or benefits to be made to, or for the benefit of, the Executive, whether pursuant to this Agreement or otherwise, would subject Executive to excise tax under Section 4999 of the Code by virtue being deemed an excess parachute payment, such payments and/or benefits (jointly, “Parachute Payments”) shall be reduced so that the aggregate payments are ten dollars less than three times the Executive’s base amount, as defined in Section 280G of the Code, if such reduction would result in the Executive retaining, on an after-tax basis, an amount greater than the Executive would otherwise retain after payment of all taxes, including the parachute excise tax, if such payments were not reduced.  Any reduction in Parachute Payments caused by reason of this subsection (b) shall be applied in the manner least economically detrimental to the Executive.  In the event reduction of two or more types of payments would be economically equivalent, the reduction shall be applied pro-rata to such types of payments.

(c)           The Executive and the Executive’s spouse and dependent children shall be eligible for medical, prescription drug, dental and vision insurance coverage at the same rate of premium payment as in effect before the Qualifying Termination for the number of months for which severance is payable under Section 6.  The continued coverage provided to Executive under this subsection, including cost-sharing, shall be substantially identical to the coverage provided during such period by the Company for its employees generally, as if Executive had continued in employment during such period and shall meet the requirements for COBRA health care continuation coverage.  The COBRA health care continuation coverage period under section 4980B of the Code shall begin to run after the continued health coverage period provided under this Section 6(c).  If permitted by the insurer of the Company-provided term life insurance, participation may continue for six months following the Termination Date.

(d)           The Executive shall be entitled to equity compensation with respect to any outstanding equity awards as provided under the terms of each applicable grant agreement and of the plan with respect thereto governing such equity awards.

7.           Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries or affiliates and for which the Executive may qualify; provided, however, that with respect to a Qualifying Termination, the Executive hereby waives the Executive’s right to receive any payments under any severance pay plan, change in control agreement or similar program applicable to other employees of the Company, and agrees to accept the payment provided in Section 6 hereof in lieu of any other severance pay plan, change in control agreement or similar agreement or program.  Subject to the foregoing, the payments due hereunder shall be in addition to and not in lieu of any payments or other benefits due to the Executive under any other plan, policy or program of the Company.

8.           No Set-Off.  Subject to Section 11(d), the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right that the Company may have against the Executive or others.

9.           Death or Disability.  In the event of the termination of Executive’s employment on account of his death or disability (including physical or mental incapacity), the Company shall pay to the Executive, or his estate in the event of his death, in a lump sum within ten business days following the termination of employment, (A) all earned but unpaid salary through the date of termination of employment at the rate then in effect and (B) an amount equal to the value of his accrued, unused vacation days, based on the Executive’s last salary.  The Company shall also pay to the Executive, or his estate in the event of his death, the amount of any earned but unpaid cash incentive compensation in accordance with the cash incentive plan then in effect.

10.         Code Section 409A.  This Agreement is intended to comply with Code section 409A and shall be administered, interpreted and construed in accordance therewith to avoid the imposition of additional tax under Code section 409A.  If any in-kind benefit or expense eligible for reimbursement under this Agreement is subject to Code section 409A, (i) the benefits provided or the amount of expenses eligible for reimbursement during any calendar year shall not affect the benefits provided or expenses eligible for reimbursement in any other calendar year, except as otherwise provided in Treas. Reg. §1.409A-3(i)(1)(iv)(B), and (ii) any reimbursement shall be made no later than the December 31 following the calendar year in which the expense was incurred.

11.         Confidential Information; Non-Competition Non-Solicitation.

(a)           For purposes of this Agreement, the Executive acknowledges and agrees that the terms “Confidential Information” and “Trade Secrets” shall mean information that the Company or any of its subsidiaries owns or possesses, that it uses or is potentially useful in its business, that it treats as proprietary, private or confidential, and that is not generally known to the public.  The Executive further acknowledges that the Executive’s relationship with the Company is one of confidence and trust such that the Executive has in the past been, and may in the future be, privy to Confidential Information and Trade Secrets of the Company or any of its subsidiaries.

(b)           The Executive covenants and agrees that during the term of the Executive’s employment by the Company and at all times thereafter the Executive shall keep all Confidential Information and Trade Secrets strictly confidential and that the Executive shall safeguard the Confidential Information and Trade Secrets from exposure to, or appropriation by unauthorized Persons, and that the Executive shall not, without the prior written consent of the Company, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, such Confidential Information and Trade Secrets

(c)           Commencing on the Executive’s termination date and continuing for the 6 month or 24 month period during which the Executive is entitled to severance pay, the Executive shall not:

(i)
directly or indirectly, together or separately or with any third party, whether as an individual proprietor, partner, stockholder, officer, director, joint venturer, investor, or in any other capacity whatsoever actively engage in business or assist anyone or any firm in business as a designer, manufacturer, marketer, seller, engineer, or distributor of any products or services which are the same, like, similar to, or which compete with the products and services offered by the Company (or any of its affiliates) in any geographic area over which Executive had any direct or indirect responsibility during the last two years of his employment with the Company (The Executive is currently responsible for the Company’s equipment and expendable tools business segments, worldwide.);

(ii)
directly or indirectly recruit, solicit or encourage any employee of the Company (or any of its affiliates) or otherwise induce such employee to leave the employ of the Company (or any of its affiliates) or to become an employee or otherwise be associated with his or any firm, corporation, business or other entity with which he is or may become associated; or

(iii)
solicit, directly or indirectly, for himself or as agent or employee of any person, partnership, corporation, or other entity (other than for the Company) with the intent of actively engaging in business, any then or former customer, supplier, or client of the Company with respect to whom Executive had any direct or indirect responsibility during his last two years of employment with the Company.

(d)           In the event Executive breaches the foregoing terms, the Company’s obligation to make any further severance payments shall cease and the Company may, in its discretion, discontinue all future severance payments.

(e)           The Executive acknowledges and agrees that the Company’s business is highly competitive, that the Confidential Information and Trade Secrets have been developed by the Company at significant expense and effort, and that the restrictions contained in this Section 11 are reasonable and necessary to protect the Company’s legitimate business interests.

(f)           The parties to this Agreement acknowledge and agree that any breach by the Executive of any of the covenants or agreements contained in this Section 11 will result in irreparable injury to the Company for which money damages could not adequately compensate the Company and therefore, in the event of any such breach, the Company shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction issued by any competent court enjoining and restraining the Executive and any other Person involved therein from continuing such breach.  The existence of any claim or cause of action which the Executive may have against the Company or any other Person (other than a claim for the Company’s breach of this Agreement for failure to make payments hereunder) shall not constitute a defense or bar to the enforcement of such covenants.

(g)           If any portion of the covenants or agreements contained in this Section 11, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenant(s) or agreement(s) or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible.  If any covenant or agreement in this Section 11 is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

12.           Taxes.  Any payment required under this Agreement shall be subject to all requirements of law with regard to the withholding of taxes, filing, making of reports and the like, and the Company shall use its best efforts to satisfy promptly all such requirements.

13.           Successor Company.  The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.  As used in this Agreement, the Company shall mean the Company as hereinbefore defined and any successor or successors to its business or assets, jointly and severally.

14.           Disputes.  All disputes and contested claims arising out of, or in connection with, this Agreement shall be decided by arbitration in Philadelphia, Pennsylvania in accordance with the Commercial Arbitration Rules of the American Arbitration Association as then in effect.  The decision or decisions reached in such arbitration shall be final and binding upon the parties, and judgment thereon may be entered in any court of competent jurisdiction.  The Company shall pay the expenses of arbitration other than the fees and expenses of the Executive’s counsel and expert witnesses; provided, however, that the Company shall pay the Executive the reasonable fees and expenses of counsel incurred in enforcing any of the obligations of the Company under this Agreement if the Executive is awarded any sum in such arbitration.

15.           Notice.  All notices and other communications required or permitted hereunder or necessary or convenient herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

If to the Company, to:

Kulicke and Soffa Industries, Inc.
1005 Virginia Drive
Fort Washington, PA  19034
Attention:  General Counsel

If to the Executive, to:

Christian Rheault________
27 Claymore Road_______
The Claymore #14-02_____
Singapore  229544

or to such other names and addresses as the Company or the Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 15.  Any such notice shall be deemed delivered and effective when received in the case of personal delivery; five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail; or on the next business day in the case of an overnight express courier service.

16.         Governing Law.  This Agreement shall be governed by and construed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions thereof.

17.         Contents of Agreements, Amendment and Assignment.

(a)           This Agreement supersedes all prior agreements, and sets forth the entire understanding between the parties hereto, with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by the Executive and approved by the Board and executed on the Company’s behalf by a duly authorized officer.  Notwithstanding the foregoing, the Executive’s Employment Agreement dated November 8, 2004 (“2004 Employment Agreement”) shall remain in full force and effect.  In cases where the terms of the 2004 Employment Agreement conflict with this Agreement, this Agreement shall control.

(b)           Nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of the Company.

(c)           All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive hereunder shall not be assignable in whole or in part by the Executive or the Company.

18.         Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement that can be given effect without the invalid or unenforceable provision or application.

19.         No Mitigation.  The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.

20.           Miscellaneous.  All section headings are for convenience only.  This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

KULICKE AND SOFFA INDUSTRIES, INC.

By:	/s/ C. Scott Kulicke
Name: C. Scott Kulicke
Title: Chief Executive Officer

/s/ Christian Rheault
Name of Executive Christian Rheault

EXHIBIT A
FORM OF RELEASE

1.           Release.  In further consideration of the compensation and benefits provided pursuant to the Employment Agreement between Kulicke and Soffa Industries, Inc. (the “Company”) and _________________________(the “Executive”) and intending to be legally bound, Executive hereby irrevocably and unconditionally releases and forever discharges the Company and any and all of its parents, subsidiaries, affiliates, related entities, joint venturers and each of its and their predecessors, successors, insurers, owners, stockholders, directors, officers, employees, attorneys, and other agents (“Released Parties”) of and from any and all rights, obligations, promises, agreements, debts, losses, controversies, claims, causes of action, liabilities, damages, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether known or unknown, asserted or unasserted, which he ever had, now has, or hereafter may have against the Released Parties, or any of them, that arose at any time before or upon his signing this Release, including without limitation the right to take discovery with respect to any matter, transaction, or occurrence existing or happening at any time before or upon his signing this Release and any and all claims arising under any oral or written Company program, policy or practice, contract, agreement or understanding (except and only as set forth in the Employment Agreement), any common-law principle of any jurisdiction, any federal, state or local statute or ordinance, with all amendments thereto, including without limitation the National Labor Relations Act of 1947, the Civil Rights Acts of 1866, 1871, 1964, and 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Bankruptcy Code, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Sarbanes-Oxley Act of 2002, the Pennsylvania Human Relations Act, and any other employee-protective law of any jurisdiction that may apply.  (All claims encompassed by this Paragraph are hereinafter referred to collectively as the “Claims”).

2.           Covenant Not To Sue.  Executive hereby represents and warrants that he has brought no complaint, claim, charge, action or proceeding against any of the Released Parties in any judicial, administrative or any other forum.  Executive covenants to the fullest extent permitted by law that he will not lodge any formal or informal complaint in court, with any federal, state or local agency or in any other forum, whether or not arising out of or related to his employment by or the performance of any services to or on behalf of the Company or the termination of that employment or those services.

3.           Knowing and Voluntary Agreement.  Executive acknowledges that he has carefully read and fully understands all of the provisions and effects of this Release; that the Company has advised him in writing, by this Paragraph, to consult with an attorney, and that he has consulted with an attorney of his choice, before signing this Release; that the Company has provided him with no less than [twenty-one] [forty-five] days to consider this Release before signing it; that the Company has provided him with no less than seven days within which to revoke this Release after signing it; that Executive is voluntarily entering into this Release free of coercion and duress; and that neither the Company nor any of its agents or attorneys has made any representations or promises concerning the terms or effects of this Release.

4.           Severability.  If any provision of this Release is determined to be invalid or unenforceable, the remainder of this Release other than such provision shall not be affected and will remain in full force and effect.

5.           Good Faith Settlement.  This Release constitutes the good faith settlement of all claims or potential claims Executive may have against the Released Parties, or any of them, and is not and shall not in any way be construed as an admission of any wrongful or discriminatory act against Executive or that the termination of Executive’s employment was in any way wrongful or unlawful.

6.           Effective Date.  This Release shall become effective and enforceable, unless sooner revoked pursuant to Paragraph 7, on the eighth day after Executive signs this Release.  Executive shall deliver this Release bearing his original signature to the Company at the following address:

Kulicke and Soffa Industries, Inc.
1005 Virginia Drive
Fort Washington, PA   19034
Attn:  General Counsel

7.           Revocation.  Executive may revoke this Release if, before 5:00 p.m. on the seventh day after Executive signs the Release, he delivers to the Company, at the address specified in Paragraph 6, written notice of his intent to revoke this Release.

IN WITNESS WHEREOF, intending to be legally bound, the undersigned has executed this Release this ___ day of ____________, 200___.

__________________________
[Name of Executive]